                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss. 240.14a-12

                                   ElderTrust
-----------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                                   ELDERTRUST
                              101 East State Street
                                    Suite 100
                       Kennett Square, Pennsylvania 19348
                                 (610) 925-4200


                                                               April 28, 2000




Dear Shareholder:

         You are cordially invited to attend the 2000 annual meeting of shareholders of ElderTrust to be held on Tuesday, May 23, 2000, at 10 a.m., at 101 East State Street, Kennett Square, Pennsylvania 19348.

         The annual meeting has been called for the following purposes:

         (1)   To elect two trustees for a term of three years; and

         (2) To transact such other business as may properly come before the annual meeting or any adjournments.

         It is important that your shares be represented at the annual meeting. Whether or not you plan to attend the annual meeting, you are requested to complete, date, sign and return the enclosed proxy card in the enclosed postage-paid envelope.

                                              Very truly yours,


                                              /s/ D. Lee McCreary, Jr.
                                              ----------------------------------
                                              D. Lee McCreary, Jr.
                                              President, Chief Executive
                                              Officer, Chief Financial Officer,
                                              Treasurer and Secretary

                                   ELDERTRUST
                              101 East State Street
                                    Suite 100
                       Kennett Square, Pennsylvania 19348
                                 (610) 925-4200
                               ------------------

                    NOTICE TO ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 23, 2000
                               ------------------

         NOTICE IS HEREBY GIVEN that the 2000 annual meeting of shareholders of ElderTrust will be held at 101 East State Street, Kennett Square, Pennsylvania 19348 on Thursday, May 23, 2000 at 10 a.m., for the following purposes:

         (1) To elect two trustees for a three-year term and until their successors are elected and qualified; and

         (2) To transact such other business as may properly come before the meeting or any adjournments.

         The board of trustees has fixed March 17, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and all adjournments thereof. Only shareholders of record at the close of business on that date will be entitled to notice and to vote at the annual meeting. All shareholders are cordially invited to attend the annual meeting.

         In the event that there are not sufficient votes to approve any one or more of the foregoing proposals at the time of the annual meeting, the annual meeting may be adjourned in order to permit further solicitation of proxies by ElderTrust.

                                           By Order of the Board of Trustees


                                           /s/ D. Lee McCreary, Jr.
                                           -------------------------------------
                                           D. Lee McCreary, Jr.
                                           President, Chief Executive
                                           Officer, Chief Financial Officer,
                                           Treasurer and Secretary

Kennett Square, Pennsylvania
April 28, 2000

         Whether or not you plan to attend the annual meeting, you are urged to sign, date and return the enclosed proxy in the accompanying pre-addressed envelope which requires no postage stamp. Your proxy may be revoked prior to the voting by filing with the secretary of ElderTrust a written revocation or a duly executed proxy bearing a later date or by attending the annual meeting and voting in person.

                                   ELDERTRUST
                              101 East State Street
                                    Suite 100
                       Kennett Square, Pennsylvania 19348
                                 (610) 925-4200
                               ------------------

                                 PROXY STATEMENT
                       2000 ANNUAL MEETING OF SHAREHOLDERS
                                  May 23, 2000
                               ------------------

                SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

         This proxy statement is furnished to shareholders of ElderTrust in connection with the solicitation by the board of trustees of ElderTrust of proxies to be used at the 2000 annual meeting of shareholders to be held at 101 East State Street, Kennett Square, Pennsylvania 19348 on Tuesday, May 23, 2000 at 10 a.m., and at any adjournments or postponements.

         If the enclosed form of proxy is properly executed and returned to ElderTrust in time to be voted at the annual meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted FOR the election of the board of trustees' two nominees as trustees. If any other matters are properly brought before the annual meeting, the persons named in the accompanying proxy will vote the shares represented by such proxies on such matters as determined by a majority of the board of trustees of ElderTrust. The presence of a shareholder at the annual meeting will not automatically revoke such shareholder's proxy. Shareholders may, however, revoke a proxy at any time prior to its exercise by filing with the secretary of ElderTrust a written revocation or a duly executed proxy bearing a later date or by attending the annual meeting and voting in person.

         The cost of solicitation of proxies in the form enclosed herewith will be borne by ElderTrust. In addition to the solicitation of proxies by mail, ElderTrust, through its trustees, officers and regular employees, may also solicit proxies personally or by telephone or telegraph. ElderTrust will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, to send proxy material to and obtain proxies from beneficial owners and will reimburse such holders for their reasonable expenses in so doing. It is anticipated that this proxy statement will be mailed to stockholders on or about April 28, 2000.

         The securities which can be voted at the annual meeting consist of common shares of beneficial interest of ElderTrust, par value $.01 per share. Each share entitles its owner to one vote on all matters. The declaration of trust of ElderTrust does not provide for cumulative voting in the election of trustees. The board of trustees has fixed the close of business on March 17, 2000 as the record date for determination of shareholders entitled to vote at the annual meeting. The number of common shares outstanding on the record date was 7,119,000.

         The presence, in person or by proxy, of at least a majority of the outstanding common shares is necessary to constitute a quorum at the annual meeting. Shareholders' votes will be tabulated by the persons appointed by the board of trustees to act as inspectors of election for the annual meeting. Abstentions and broker non-votes will be treated as shares that are present, in person or by proxy, and entitled to vote for purposes of determining the presence of a quorum at the annual meeting. Abstentions and broker non-votes will not be counted as a vote cast on any matter presented at the annual meeting.

         A copy of ElderTrust's 1999 annual report to shareholders accompanies this proxy statement. The 1999 annual report to shareholders includes ElderTrust's annual report on Form 10-K for the year ended December 31, 1999 as filed with the SEC. Shareholders may obtain a copy of the exhibits to ElderTrust 1999 annual report on Form 10-K, upon payment of a reasonable fee, by writing to ElderTrust, 101 East State Street, Suite 100, Kennett Square, Pennsylvania 19348, Attention: Corporate Secretary.

                              ELECTION OF TRUSTEES
                                  (Proposal 1)

         The declaration of trust of ElderTrust provides for a minimum of three trustees and a maximum of nine trustees. The board of trustees of ElderTrust currently consists of four members. The trustees are divided into three classes, each consisting of approximately one-third of the total number of trustees. The term of office of only one class expires in each year and their successors are elected for terms of three years and until their successors are elected and qualified. At the annual meeting, two trustees will be elected for a three-year term. As described below, the board of trustees' nominees are D. Lee McCreary, Jr. and Rodman W. Moorhead, III. The board of trustees recommends that you vote FOR the board of trustees' nominees for election as trustees.

         Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as trustees of Mr. McCreary and Mr. Moorhead, each for a three-year term. The board of trustees believes Mr. McCreary and Mr. Moorhead will stand for election and will serve if elected as trustees. However, if they fail to stand for election or are unable to accept election, the proxies will be voted for the election of such other persons as a majority of the board of trustees of ElderTrust may recommend. Trustees are elected by plurality vote.

Information as to Nominees and Other Trustees

         The following table sets forth certain information regarding the board of trustees' nominees for election as trustee and those trustees who will continue to serve as such after the annual meeting.

                                                 Age at                                           Position(s) Held
                                                March 31,      Trustee           For Term               with
                                                  2000          Since           To Expire             ElderTrust
Nominees:

D. Lee McCreary, Jr.....................           42            1999              2003          President, Chief
Rodman W. Moorhead, III.................           56            1998              2003          Trustee

Continuing Trustees:                                                           Term Expires

John G. Foos............................           50            2000              2002          Trustee

Michael R. Walker.......................           51            1997              2001          Chairman of the Board

         The principal occupations for the past five years of the nominees for trustee and the trustee whose term of office will continue after the annual meeting are set forth below.

         D. Lee McCreary, Jr., a trustee of ElderTrust since October 1999, is the president, chief executive officer, chief financial officer, treasurer and secretary of ElderTrust. In June 1997, Mr. McCreary became senior vice president, chief financial officer, treasurer and secretary of ElderTrust Realty Group, Inc., predecessor to ElderTrust. In July 1999, he was named acting president and chief executive officer and was appointed to those positions on a permanent basis and as a trustee of ElderTrust in October 1999. From September 1994 until May 1997, Mr. McCreary was vice president-tax services at Siegfried, Schieffer & Seitz, a Wilmington, Delaware-based regional accounting firm. Before joining Siegfried, Schieffer & Seitz, he was a partner at Price Waterhouse LLP, where he worked for over 14 years providing tax consulting services for companies in the healthcare, real estate and financial services industries. Mr. McCreary is a member of both the American Institute of Certified Public Accountants and the Maryland Association of Certified Public Accountants. He holds a bachelor of science degree from the University of Delaware.

         Rodman W. Moorhead, III, a trustee of ElderTrust since January 1998, has been employed since 1973 by E.M. Warburg, Pincus & Co., LLC, a specialized financial services firm in New York, where he currently serves as senior managing director. He is a director of Coventry Corporation, a multi-market health maintenance organization, NeXstar Pharmaceuticals, Inc., a novel human therapy and drug delivery company, Transkaryotic Therapies, Inc., a gene therapy company, Xomed Surgical Products, a surgical sponge and wound care products company and several private companies. He is a trustee of The Taft School and a member of the overseers' committee on university resources, Harvard College. Mr. Moorhead holds a master of business administration degree from the Harvard Business School and a bachelor of arts in economics degree from Harvard University.

         John G. Foos, a trustee of ElderTrust since April 2000, has served since July 1989 as chief financial officer of Independence Blue Cross, the largest health insurer in the Philadelphia, Pennsylvania region. Before joining Independence Blue Cross, Mr. Foos was a partner with the public accounting firm of KPMG LLP. Mr. Foos is a member of the board of directors of HoosierCare, Inc., a tax-exempt organization that owns and operates 16 long-term care facilities in the east and midwest. Mr. Foos is a member of the American Institute of Certified Public Accountants and the Pennsylvania Institute of Certified Public Accountants. He holds a bachelor of science degree in accounting from Susquehanna University.

         Michael R. Walker is chairman of the board of trustees of ElderTrust. Mr. Walker also serves as the chairman and chief executive officer of Genesis Health Ventures, Inc. ("Genesis"), positions which he has held since he founded Genesis in 1985. In 1981, Mr. Walker co-founded Health Group Care Centers. At Health Group Care Centers, he served as chief financial officer and, later, as president and chief operating officer. Before its sale in 1985, Health Group Care Centers operated nursing homes with 4,500 nursing beds in 12 states. From 1978 to 1981, Mr. Walker was the vice president and treasurer of AID Healthcare Centers, Inc. AID Healthcare Centers, which owned and operated 20 nursing centers, was co-founded in 1977 by Mr. Walker as the nursing home division of Hospital Affiliates International. Mr. Walker holds a master of business administration degree from Temple University and a bachelor of arts in business administration degree from Franklin and Marshall College.

Executive Officers Who are Not Trustees

         John H. Haas, age 51, was named vice president and chief operating officer of ElderTrust in February 2000. From May 1998 to January 2000, Mr. Haas served as a consultant to ElderTrust. From 1994 to 1998, Mr. Haas was the vice president, secretary and general counsel of Senior Campus Living, LLC, a continuing care retirement community developer and operator. He previously served of counsel to the Baltimore-based law firm of Hodes, Ulman, Pessin & Katz, and earlier, as executive vice president and chief operating officer of McCormick Properties, Inc. before its sale by its parent, McCormick & Company, Inc., the specialty food and spice company. Mr. Haas has served as an adjunct instructor in the Masters of Science in Real Estate at Johns Hopkins University and has taught seminars for commercial real estate lenders, the Maryland National Park and Planning Commission and the General Services Administration. He holds a juris doctor degree from the University of Baltimore School of Law and a bachelor of arts degree from the University of Connecticut.

Board Meetings and Committees

         During 1999, the board of trustees of ElderTrust held six regular meetings and three special meetings. For the 1999 period, no trustee attended less than 75 percent of the (A) total number of meetings held by the board of trustees and (B) total number of meetings held by all committees of the board of trustees on which the trustee served. ElderTrust has the following board committees:

         Audit Committee. Mr. Moorhead currently is the sole member of the audit committee. The audit committee has the authority (A) to make recommendations concerning the engagement of the independent auditor, (B) to review with the independent auditors the plans and results of the audit engagement, (C) to review the independence of the independent public accountants, (D) to approve professional services provided by the independent public accountants, (E) to consider the range of audit and non-audit fees and (F) to review the adequacy of ElderTrust's internal accounting controls. The audit committee held four meetings during 1999.

         Compensation and Share Option Committee. The current members of the compensation and share option committee are Messrs. Walker and Moorhead, who are both non-employee trustees. The compensation and share option committee has the authority (A) to determine compensation for ElderTrust's executive officers, (B) to review and make recommendations concerning proposals by management with respect to compensation, bonuses, employment agreements and other benefits and policies for ElderTrust's executive officers and (C) to take all actions and make all determinations, including the grant of options, distribution equivalent rights and share awards, under ElderTrust's share option and incentive plans. The compensation and share option committee held three meetings during 1999.

Nominations by Shareholders

         The entire board of trustees acts as a nominating committee for selecting the board of trustees' nominees for election as trustees and has made its nominations for the annual meeting. The bylaws of ElderTrust require that shareholder nominations for trustees be made pursuant to timely notice in writing to the secretary of ElderTrust. To be timely, notice must be delivered to the principal executive offices of ElderTrust not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting. However, if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be delivered not earlier than the close of business on the 90th day prior to the annual meeting and not later than the close of business on the later of the 60th day prior to the annual meeting or the tenth day following the day on which public announcement of the date of the annual meeting is first made by ElderTrust. A shareholder's notice of nomination must set forth certain information specified in ElderTrust's bylaws concerning each person the shareholder proposes to nominate for election and the nominating shareholder. Under the bylaws, shareholder nominations for the annual meeting were required to be received not later than the close of business on February 18, 2000 nor earlier than the close of business on January 20, 2000. No such nominations were received. ElderTrust's bylaws provide that no person may be elected as a trustee unless nominated in accordance with the procedures set forth in the bylaws.

Compensation of Trustees

         ElderTrust reimburses the trustees for travel expenses incurred in connection with attending meetings of the board of trustees and committee meetings. Instead of trustees' fees, Mr. Moorhead and each of the other non-employee trustees then serving on the board, other than Mr. Walker, received a share bonus award of 2,500 common shares in January 1998. Mr. Moorhead and each of the other non-employee trustees then serving on the board, other than Mr. Walker, also received a ten-year share option grant of 7,500 common shares, which vest over three years. The option exercise prices of these options equaled the $18.00 initial public offering price of ElderTrust common shares. In connection with ElderTrust's January 1998 initial public offering, Mr. Walker was granted an option for 150,000 common shares at a per share exercise price equal to the $18.00 initial public offering price. These options also vest over three years.

         The vesting of options granted to non-employee trustees will accelerate upon a change in control of ElderTrust. For this purpose, a change in control of ElderTrust includes (A) a person becoming the beneficial owner of 50% or more of the voting power of the outstanding securities of ElderTrust, (B) a change in a majority of the board of trustees during any two-year period other than resulting from mandatory retirement, death or disability of one or more trustees, (C) a merger or consolidation of ElderTrust if shareholders of ElderTrust own less than 80% of the equity of the surviving entity or its parent, (D) the sale of all or substantially all of the assets of ElderTrust,
(E) any person commences a tender offer to acquire beneficial ownership of 50% or more of the outstanding voting shares of ElderTrust unless the board of trustees determines that such action does not constitute a change in control or
(F) a change of control of ElderTrust of a type required to be disclosed under the federal proxy rules.

         Effective January 1, 2000, non-employee trustees of ElderTrust receive a $10,000 annual retainer, a $1,000 attendance fee for regularly scheduled board meetings and a $500 attendance fee for committee meetings and special meetings of the board. Non-employee trustees also receive annual grants of distribution equivalent rights and share options for a total of 10,000 common shares each.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Other Compensation

         The following table sets forth the cash and other compensation paid by ElderTrust for 1999, 1998 and 1997 to each person who served as an executive officer of ElderTrust during 1999.


                           Summary Compensation Table
                                                                       Long-Term
                                          Annual Compensation         Compensation/
                                                                          Awards
                                         ---------------------- ---------------------
                                                                     Common Shares           All Other
Name and Principal Position(s)                                         Underlying          Compensation
                                 Year         Salary ($)               Options (#)              ($)
------------------------------- -------- ---------------------- --------------------- ---------------------
D. Lee McCreary, Jr.            1999          $ 162,700                  225,000       $      58,200 (1)
     President, Chief           1998            125,400                   50,000              27,500
     Executive Officer,         1997             70,000 (2)                   --             216,000
     Chief  Financial
     Officer, Treasurer and
     Secretary

Edward B. Romanov, Jr.          1999            151,900                       --           2,635,300 (4)
     President and Chief        1998            248,800                   300,000             37,600
     Executive Officer (3)      1997            164,000 (2)                   --           2,137,500

---------------

(1) Represents (a) $54,200 earned on distribution equivalent rights for a total of 40,000 common shares held by Mr. McCreary at December 31, 1999 and (b) 1999 contributions of $4,000 made by ElderTrust to Mr. McCreary's account under the Simple IRA Retirement Plan maintained by ElderTrust for its employees.

(2) Represents the portion of the executive officer's salary allocable to ElderTrust that was paid by Genesis in 1997. ElderTrust reimbursed Genesis for these amounts using a portion of the net proceeds from ElderTrust's initial public offering.

(3) Mr. Romanov resigned all positions with ElderTrust and its subsidiaries, including as president and chief executive officer and as a trustee, on July 29, 1999.

(4) Represents (a) $31,700 earned on distribution equivalent rights held by Mr. Romanov, which amount was cancelled upon his termination of employment, (b) 1999 contributions of $3,600 made by ElderTrust to Mr. Romanov's account under the ElderTrust Simple IRA Retirement Plan and (c) debt forgiveness of $2.6 million. See "Romanov Separation Agreement and Release."

Option Grants

         The following table contains information with respect to share options granted in 1999 to each of ElderTrust's executive officers. All options granted to executive officers in 1999 were ten-year non-qualified options.

                        Option Grants In Last Fiscal Year

                                                   % of                                         Potential Realizable
                                 Common       Total Options                                       Value at Assumed
                                 Shares         Granted to      Exercise                       Annual Rates of Share
                               Underlying      Employees in      or Base                        Price Appreciation for
                                Options          Fiscal          Price        Expiration            Option Term
             Name              Granted (1)         Year          ($/Sh)          Date            5% ($)        10% ($)
             ----              -----------      ----------       ------      ------------    -----------    ----------
D. Lee McCreary, Jr.             200,000            86%            $6.69       10/13/09        $841,000     $2,132,000
                                  25,000            11               5.31      12/14/09          84,000        212,000
Edward B. Romanov, Jr.              -                -               -             -                 -              -

---------
(1) These options vest over three years. The vesting options will accelerate upon any change in control of ElderTrust, as described under "Compensation of Trustees."

Option Exercises and Holdings

         The following table sets forth information concerning the number of securities underlying unexercised options at the 1999 year-end and the 1999 year-end value of all unexercised in-the-money options held by ElderTrust's executive officers. No executive officer exercised any options in 1999.

               Aggregated Option Exercises in Last Fiscal Year and
                          Fiscal Year-End Option Values

                                Number of Common Shares
                                      Underlying                     Value of Unexercised
                                 Unexercised Options(#)             In-the-Money Options($)
         Name               Exercisable      Unexercisable      Exercisable      Unexercisable
  ---------------           -----------      -------------      -----------      -------------
  D. Lee McCreary, Jr.            26,642           248,358        $  8,125          $  12,188
  Edward B. Romanov, Jr.               -                 -               -                  -

Employment Agreement

         ElderTrust has entered into an employment agreement with D. Lee McCreary, Jr. dated October 13, 1999, under which Mr. McCreary serves as ElderTrust's president and chief executive officer. The initial term of the employment agreement is three years, subject to annual renewals commencing on October 13, 2001, unless earlier terminated. Mr. McCreary's initial annual base salary under the employment agreement is $200,000, effective July 29, 1999, when he began serving as acting president and chief executive officer of ElderTrust. The annual base salary is subject to increase on an annual basis by the board of trustees. For 2000, Mr. McCreary's base salary will be $250,000. Mr. McCreary also is entitled to receive incentive compensation in the form of share options as determined by the compensation and share option committee of the board of trustees.

          Mr. McCreary's employment may be terminated by ElderTrust (a) upon 15 days' notice for cause by a two-thirds vote of the entire board of trustees or
(b) upon 90 days' notice without cause by a two-thirds vote of the entire board of trustees. Mr. McCreary may terminate his employment on 90 days' notice if (a) ElderTrust terminates by a two-thirds vote of the entire board of trustees the automatic extension of the term of his employment agreement, (b) ElderTrust assigns duties to him that are inconsistent with his status with ElderTrust or substantially alters the nature or status of his responsibilities, (c) ElderTrust reduces his base salary under his employment agreement, (d) ElderTrust relocates his principal place of employment or relocates the principal office or corporate headquarters to a location 35 miles or more from his current principal place of employment, (d) there is a change in control of ElderTrust, (e) a material failure on the part of ElderTrust to comply with any of the provisions of the employment agreement, (f) any termination of his employment for reasons other than death, disability or cause or the termination by the board of trustees of the automatic extension of the term of his employment agreement or (e) the commencement by of a proceeding seeking the liquidation, reorganization, dissolution or winding-up of ElderTrust or its subsidiaries or the appointment of a bankruptcy trustee or receiver for ElderTrust or its subsidiaries.

         If ElderTrust terminates Mr. McCreary's employment without cause, or Mr. McCreary terminates his employment agreement as described above, Mr. McCreary would be entitled to a severance payment equal to three times his average annual base salary for the preceding three years, or, if less, over the expired term of his employment agreement, plus the average annual value as of the date of grant of his share options vesting in a fiscal year and the value of his dividend equivalent rights credited to his account in the fiscal year immediately preceding his termination, provided that the value attributed to such share options and distribution equivalent rights shall not exceed 50% of his average annual base salary for the three-year period preceding the termination of his employment agreement. All share options, awards and similar equity rights, if any, also would vest and become exercisable immediately prior to his termination and remain exercisable through their original terms. Following termination of his employment agreement for any reason, other than for cause or upon Mr. McCreary's death, ElderTrust would maintain in full force and effect, for the greater of two years or the remaining term of the employment agreement, all employee benefit plans and programs to which Mr. McCreary was entitled prior to his termination.

         If Mr. McCreary becomes disabled for a period of twelve months or for periods aggregating more than twelve months in any 24-month period, ElderTrust may terminate Mr. McCreary's employment upon 30 days' notice and payment of any unpaid portion of his salary, bonus and benefits up to the last day of the month of his termination. Upon Mr. McCreary's death, his heirs would be entitled to receive the unpaid portion of his salary, bonus and accrued benefits through the last day of the month of his death. Upon the death or disability of Mr. McCreary, all distribution equivalent rights and share options would become fully vested.

Romanov Separation Agreement and Release

         On July 29, 1999, ElderTrust, ElderTrust Operating Limited Partnership (the "Operating Partnership") and Mr. Romanov entered into a separation agreement and release. Under this agreement, Mr. Romanov resigned all positions with ElderTrust and its subsidiaries, including as president and chief executive officer and as a trustee of ElderTrust. In connection with Mr. Romanov's resignation, the Operating Partnership cancelled $2.6 million of a total of $3.6 million of indebtedness owed by Mr. Romanov in connection with his January 1998 purchase in a private placement of 200,000 common shares from ElderTrust. The Operating Partnership also reimbursed Mr. Romanov for $10,000 of attorney's fees and expenses incurred by him in connection with the negotiation and execution of the separation agreement and release. Mr. Romanov's January 1998 employment agreement, pursuant to which he had previously served as president and chief executive officer of ElderTrust, his common share options and his distribution equivalent rights, and all rights, benefits, obligations and liabilities of the parties thereunder (other than the provisions of his employment agreement relating to employee discoveries), were terminated and cancelled concurrent with his resignation. Mr. Romanov also agreed to transfer his controlling interests in certain entities in which the Operating Partnership has an interest to Mr. McCreary. ElderTrust, the Operating Partnership and Mr. Romanov also entered into releases, as set forth in the separation agreement and release.

         Under the separation agreement and release, Mr. Romanov also agreed that he would not acquire beneficial ownership of any additional common shares or other securities of ElderTrust, or any additional partnership interests or other securities of ElderTrust Operating Limited Partnership, without the prior written approval of the ElderTrust board of trustees. He also agreed that, until July 29, 2005, neither he nor any of his affiliates would (a) call, or participate in any manner in calling, a special meeting of shareholders of ElderTrust or of the partners of the Operating Partnership, (b) submit any proposal for voting upon at any annual or special meeting of shareholders of ElderTrust or for a vote or consent of the partners of the Operating Partnership, (c) propose any nominee for election as a trustee of ElderTrust, or
(d) institute, encourage or participate in any proxy solicitation with respect to any matter submitted to a vote of ElderTrust's shareholders or the partners of the Operating Partnership or seek to advise or influence any person or entity with respect to the voting of common or preferred Shares or any other securities of ElderTrust or the voting of partnership interests or any other securities of the Operating Partnership. Further, at all meetings of shareholders of ElderTrust held on or prior to July 29, 2005, Mr. Romanov agreed to vote or direct the voting of his common shares for, against or abstain on each matter voted on by shareholders in the same proportion as the common shares of ElderTrust owned by all other shareholders are voted or abstained from voting with respect to each matter. In each vote or consent of partners of the Operating Partnership held on or prior to July 29, 2005, he also agreed to vote or direct the voting of his units of beneficial interest for, against or abstain on each matter voted on by partners of the Operating Partnership in the same proportion as the partnership interests of the Operating Partnership owned by all other partners of the Operating Partnership (including ElderTrust) are voted, except for matters requiring the consent of the outside limited partners, as to which his units would be voted in the same proportion as how the partnership interests held by all other partners of the Operating Partnership (excluding ElderTrust) are voted.

Compensation Committee Interlocks and Insider Participation

         During 1999, the members of the compensation and share option committee of the board of trustees consisted of Mr. Moorhead and Timothy Weglicki, neither of whom was an officer or employee of ElderTrust. Mr. Weglicki resigned as a trustee effective January 31, 2000. Effective February 2, 2000, Mr. Walker was re-appointed as a member of the compensation and share option committee. In addition to serving as the chairman of the board of trustees of ElderTrust, Mr. Walker serves as chairman of the board and chief executive officer of Genesis, ElderTrust's principal tenant.

      Transactions between ElderTrust and Genesis and Genesis Equity Investees

         At December 31, 1999, ElderTrust, through the Operating Partnership, leased eight properties to consolidated subsidiaries of Genesis under percentage and minimum rent leases, each for an initial ten-year period with two five-year renewals. In addition, six properties were leased under minimum rent leases to entities in which Genesis accounts for its investment using the equity method of accounting ("Genesis Equity Investees), each with an initial term of ten to twelve years. Consolidated subsidiaries of Genesis also leased space under fixed rent leases in three medical office and other buildings. The term of these leases are for up to five years, subject to renewal. Finally, a consolidated subsidiary of Genesis managed one skilled nursing facility leased to an unrelated third party. ElderTrust received lease payments of $14.7 million in 1999 on properties leased to or managed by consolidated subsidiaries of Genesis or Genesis Equity Investees.

         At December 31, 1999, the Operating Partnership had four term loans and two construction loans totaling $34.3 million made in 1998 to consolidated subsidiaries of Genesis, including two term and one construction loan made to subsidiaries of The Multicare Companies, Inc. ("Multicare"). These loans had original maturities of between two and three years, subject to extension by the borrower for up to four successive one-year terms, with a weighted average interest rate of 10.0%. The largest aggregate amount of indebtedness outstanding at any time during 1999 was $34.3 million. The Operating Partnership recorded interest income on these loans of $3.3 million in 1999. See "Proposed Loan Restructurings and Related Matters" for additional information.

         Additionally, at December 31, 1999, the Operating Partnership had one term loan totaling $4.8 million with a Genesis Equity Investee. The term loan had an original maturity of two years, subject to extension by the borrower for one one-year term, with an interest rate of 9.5%. The largest aggregate amount of indebtedness outstanding at any time during 1999 was $4.8 million. The Operating Partnership recorded interest income on this loan of $412,000 in 1999. See "Proposed Loan Restructurings and Related Matters" for additional information.

      Other Transactions between ElderTrust and its Equity Investees and Genesis and Genesis Equity Investees

         ET Sub-Meridian Limited Partnership, L.L.P. ElderTrust, through the Operating Partnership, has a 99% limited partnership interest in ET Sub-Meridian Limited Partnership, L.L.P. ("ET Sub-Meridian"). The 1% general partner interest is owned by a limited liability company of which Mr. McCreary is the sole member. ET Sub-Meridian owns the leasehold and purchase option rights to seven skilled nursing facilities located in Maryland and New Jersey, which it purchased from Genesis for $35.5 million in cash and issuance of $8.5 million in term loans during September 1998. ElderTrust guaranteed the $8.5 million promissory note of ET Sub-Meridian payable to Genesis. The purchase options are exercisable by ET Sub-Meridian in September 2008 for a cash exercise price of $66.5 million. At December 31, 1999, ET Sub-Meridian had a $17.6 million subordinated demand loan bearing interest at 12% per annum payable to ElderTrust in connection with the above transaction. The largest aggregate amount of indebtedness outstanding on the note payable from ET Sub-Meridian at any time during 1999 was $17.6 million.

         At December 31, 1999, ET Sub-Meridian subleased these seven properties to subsidiaries of Genesis under minimum rent leases, each for an initial ten-year period with a ten-year renewal option. ET Sub-Meridian received sublease payments of $9.8 million in 1999 from these subsidiaries of Genesis.

         ElderTrust recorded $2.1 million in interest income for the year ended December 31, 1999 on the note payable from ET Sub-Meridian. ElderTrust also recorded a loss of $2.3 million related to the portion of its equity interest in ET Sub-Meridian's results of operations for the year ended December 31, 1999.

         ET Sub-Heritage Andover, LLC
         ET Sub-Vernon Court, LLC
         ET Sub-Cabot Park, LLC
         ET Sub-Cleveland Circle, LLC

         ElderTrust, through four limited liability companies (ET Sub-Heritage Andover, LLC, ET Sub-Vernon Court, LLC, ET Sub-Cabot Park, LLC, and ET Sub-Cleveland Circle, LLC), has member interests in three assisted living facilities and one independent living facility, which it acquired during December 1998 from an unrelated third party. A Genesis Equity Investee leases each of the facilities.

         ElderTrust is the sole member of ET Sub-Heritage Andover, LLC, which, accordingly, is consolidated into ElderTrust's consolidated financial statements at December 31, 1999. In each of the remaining three limited liability companies, ElderTrust has a 99% member interest. The 1% managing member interest in these three companies is owned by a limited liability company of which Mr. McCreary is the sole member. ElderTrust currently has the option to acquire the 1% managing member interest in ET Sub-Vernon Court, LLC from Mr. McCreary. The option exercise price is $3,200. As ElderTrust has the ability to acquire the 1% managing member interest in ET Sub-Vernon Court, LLC for a nominal amount, this company is consolidated into ElderTrust's consolidated financial statements at December 31, 1999.

         At December 31, 1999, ET Sub-Cabot Park, LLC and ET Sub-Cleveland Circle, LLC, equity investees of ElderTrust, each leased one property to a Genesis Equity Investee under a minimum rent lease, with an initial term of ten years and a ten-year renewal option. ET Sub-Cabot Park, LLC and ET Sub-Cleveland Circle, LLC received aggregate lease payments of $3.0 million in 1999 from Genesis Equity Investees.

         ElderTrust recorded an aggregate loss of $401,000 related to the portion of its equity interest in ET-Sub-Cabot Park, LLC's and ET Sub-Cleveland Circle, LLC's results of operations for the year ended December 31, 1999.

      Genesis and Multicare Commence Debt Restructuring Discussions

         On March 21, 2000, Genesis and Multicare announced the beginning of debt restructuring discussions with their senior lenders with the intention of revising their respective capital structures. Genesis also announced that it did not make a $3.8 million interest payment to its senior debt lenders due March 20, 2000. Both Genesis and Multicare announced their intention not to make interest and principal payments on senior debt and have been prohibited by their senior lenders from making any scheduled interest payments on their publicly traded subordinated debt while discussions were ongoing. Each company cited their inability to sell assets due to the lack of long-term care market financing and the continuing effect of reduced Medicare payments as the causes of these actions. The senior lenders have given Genesis and Multicare a 60-day forbearance period to develop a restructuring plan. Management of Genesis and Multicare have advised ElderTrust that they expect Genesis and Multicare to continue to make all lease and loan payments to ElderTrust. ElderTrust has no control over Genesis or Multicare, however, and can make no assurance that either of these entities will have sufficient income or assets to enable them to satisfy their obligations under the leases or loans made by ElderTrust to them.

      Proposed Loan Restructurings and Related Matters

         ElderTrust previously was obligated to purchase and leaseback, upon the maturity of the related loan or the facility reaching stabilized occupancy, five assisted living facilities (Mifflin, Coquina Place, Lehigh, Berkshire and Harbor Place) under term loans and two assisted living facilities (Oaks and Sanatoga) under construction loans made by the Company in January 1998. Of these seven loans, which had an aggregate principal balance at December 31, 1999 of $39.1 million, three loans (Mifflin, Coquina Place and Oaks), were made to wholly-owned subsidiaries of Genesis, three loans (Lehigh, Berkshire and Sanatoga), were made to wholly-owned subsidiaries of Multicare and one loan (Harbor Place) was made to a Genesis Equity Investee. ElderTrust believes it is no longer bound by the purchase and leaseback obligations contained in the loan documents because the borrowers have, from time to time, not complied with all loan provisions.

         ElderTrust and the borrowers have extended the maturity date of the five term loans through April 28, 2000 to permit them to negotiate and document a proposed restructuring of the relationships among the parties. Under the proposed restructuring, ElderTrust would acquire the Lehigh, Berkshire and Sanatoga facilities in exchange for the release of ElderTrust's loans to the subsidiaries of Multicare. ElderTrust would then net lease these properties to subsidiaries of Genesis for an initial lease term of 14 years, with three five-year renewal options. In addition, the maturity date on the loans for Mifflin, Coquina Place, Oaks and Harbor Place would be extended to April 1, 2001.

         As part of the proposed restructuring, ElderTrust also would transfer to Genesis the Company's Phillipsburg skilled nursing facility and certain other assets in exchange for the improvements Genesis is making on the Company's Rittenhouse skilled nursing facility. The existing Rittenhouse lease would be amended to, among other things, increase the annual rent to an amount which equals the sum of the annual rents on the current separate leases for Phillipsburg and Rittenhouse. In addition, the Heritage Woods percentage rent lease would be converted into a minimum rent lease, and the Willowbrook lease would be set permanently as a minimum rent lease. Finally, if Genesis refinances the Oaks, Harbor Place, Coquina and Mifflin loans with a third party and does not receive sufficient loan proceeds to cover the existing loan balances, and once the Credit Facility is fully repaid, the parties would agree that any shortfall would be applied against amounts owed by an equity investee of ElderTrust to Genesis under an $8.5 million note given to Genesis as part of the purchase price for interests in seven properties acquired from Genesis in 1998.

         The proposed restructuring is subject to approval by the Boards of ElderTrust, Genesis and Multicare and by each company's principal lenders. No assurance can be given that the proposed restructurings will be completed.

Performance Graph

         The following graph compares the cumulative total shareholder return on ElderTrust's common shares since January 27, 1998, the date ElderTrust's common shares began trading on the New York Stock Exchange, with the cumulative total shareholder return from January 27, 1998 through December 31, 1999 of (A) the NAREIT Equity REIT Index for all REITs and (B) the NAREIT Health Care Equity REIT Index. The comparison assumes $100 was invested on January 27, 1998 in ElderTrust's common shares and in each of the indices and assumes reinvestment of distributions.

[GRAPHIC OMITTED]

                                     NAREIT                     NAREIT
                             Equity REIT Index (all    Health Care Equity REIT
                                     REITs)                     Index               ElderTrust
                            -------------------------- ------------------------- -----------------
January 27, 1998                       $100                      $100                  $100
December 31, 1998                        85                        83                    69
December 31, 1999                        81                        63                    46


Report on Executive Compensation

         The compensation and share option committee makes compensation decisions for ElderTrust's executive officers and administers the ElderTrust share option and incentive plans. ElderTrust's compensation policies and practices with respect to executive officers are designed and implemented to motivate and retain senior executives. Total compensation is currently divided into two primary components: base salary and share options and distribution equivalent rights.

         ElderTrust uses its share option and incentive plans as a long-term incentive plan for executive officers and key employees. The objectives of the share option and incentive plans are to align the long-term interests of executive officers and shareholders by creating a direct link between executive compensation and shareholder return, and to enable executives to develop and maintain a long-term equity interest in ElderTrust.

         Before July 29, 1999, Mr. McCreary served as ElderTrust's Senior Vice President, Chief Financial Officer, Treasurer and Secretary. His base salary as of January 1, 1999 of $140,000 was approved by the compensation and share option committee during 1998. Effective July 29, 1999, Mr. McCreary was named acting president and chief executive officer of ElderTrust. On October 13, 1999, upon his appointment as president and chief executive officer on a permanent basis and as a trustee of ElderTrust, Mr. McCreary's base salary was increased to $200,000 per year, effective July 29, 1999, and he was granted an additional option for 200,000 common shares and awarded distribution equivalent rights for an additional 10,000 common shares. On December 14, 1999, Mr. McCreary was granted an additional option for 25,000 common shares. The per share option exercise price of all options granted to Mr. McCreary during 1999 equaled the fair market value of ElderTrust common shares on the date of grant. The compensation and share option committee believes Mr. McCreary's compensation is commensurate with his duties and responsibilities as ElderTrust's president and chief executive officer and the significant contributions he made during 1999 to the extension of the bank's credit facility and paydown of the outstanding balance of the credit facility from approximately $100 million to $40 million at the end of 1999.

         Generally, Section 162(m) of the Internal Revenue Code of 1986, as amended, denies deduction to any publicly held company, such as ElderTrust, for certain compensation exceeding $1,000,000 paid to the chief executive officer and the four other highest paid executive officers. The compensation and share option committee intends to evaluate to what extent Section 162(m) applies to its compensation decisions.


                                Respectfully submitted,

                                Compensation and Share Option Committee

                                Michael R. Walker
                                Rodman W. Moorhead, III

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 requires ElderTrust trustees, officers and beneficial owners of more than 10% of ElderTrust's outstanding equity securities to file with the SEC initial reports of ownership of ElderTrust's equity securities and to file subsequent reports when there are changes in such ownership. Based on a review of reports submitted to ElderTrust for 1999, ElderTrust believes that all Section 16(a) filing requirements for that year applicable to such persons were complied with on a timely basis.

Certain Relationships and Related Transactions

         The Operating Partnership has a nonvoting 95% equity interest in ET Capital Corp. ("ET Capital"). The remaining voting 5% equity interest in ET Capital is owned by Mr. McCreary. Messrs. Walker and McCreary serve as the directors of ET Capital. Mr. McCreary is president, secretary and treasurer of ET Capital. Mr. McCreary acquired his interest in ET Capital during 1999 from Mr. Romanov for $141,000. As of December 31, 1999, ET Capital owned a $7.8 million second trust mortgage note executed by AGE Institute of Florida, which it acquired from Genesis during 1998. This note is secured by a second lien on 11 Florida skilled nursing facilities owned by AGE Institute of Florida and a second lien on accounts receivable and other working capital assets. The facilities are managed by subsidiaries of Genesis. This note matures on September 30, 2008 with payments of interest only, at a fixed annual rate of 13% due quarterly until the note is paid in full. ET Capital recorded interest income on the note of $1.0 million during 1999. The borrower made all required interest payments during 1999 in accordance with the terms of the note.

         In September 1999, the senior lender on the $40.0 million first trust mortgage to the AGE Institute of Florida, which is guaranteed by Genesis, notified the borrower that it was in default of the loan due to the borrowers' failure to meet certain financial covenants. In November 1999, ET Capital notified the borrower that it was in default of the $7.8 million second trust mortgage loan held by ET Capital because of the default in the $40.0 million first trust mortgage loan. Subsequently, the senior lender extended the maturity date of the first mortgage trust loan from September 30, 1999 to March 28, 2000 to permit the AGE Institute of Florida time to obtain refinancing of the loan. A letter agreement dated December 22, 1999 made certain modifications and defined certain rights of the senior lender and ET Capital related to their respective loans to the AGE Institute of Florida. The AGE Institute of Florida has been working to obtain replacement financing of the $40.0 million first trust mortgage loan and is seeking a further extension of the loan maturity date from the senior lender.

         ElderTrust understands from the AGE Institute of Florida that it is continuing to pursue tax-exempt and other financing sources to refinance the first and second trust mortgages. If the AGE Institute of Florida is unable to refinance the $40.0 million first trust loan, or is otherwise unable to reach acceptable extension terms with the senior lender, the senior lender may take actions to recover its investment in such first trust loan. ET Capital has no control over the actions of the senior lender and such actions could be unfavorable to ET Capital.

         ET Capital's long-term debt includes two demand promissory notes payable to the Company aggregating $5.9 million at December 31, 1999 in connection with the above second mortgage note transaction. These notes bear interest at a weighted average rate of 12.1% per annum with interest only payable quarterly. In addition, ET Capital has loans payable to the Company aggregating $3.7 million, bearing interest at 15% and maturing at various dates from April 2008 to December 2011. The largest aggregate amount of indebtedness outstanding on the notes payable from ET Capital at any time during 1999 was $9.6 million.

         ElderTrust recorded $1.3 million in interest income for the year ended December 31, 1999 on the notes payable from ET Capital. ElderTrust also recorded income of $236,000 related to the portion of its equity interest in ET Capital's results of operations for the year ended December 31, 1999.

         Mr. McCreary, through a limited liability company of which he is the sole member, owns a 1% general partner interest in ET Sub-Meridian. He also indirectly owns the 1% managing member interests in three of the limited liability companies formed to acquire properties from National Development of New England, an unrelated third party. Mr. McCreary acquired his interests in these four companies during 1999 from Mr. Romanov for an aggregate price of $28,716. The Operating Partnership has an option to acquire Mr. McCreary's interest in one of the limited liability companies for an exercise price of $3,200. The Operating Partnership also has the right to acquire Mr. McCreary's interests in the remaining entities at fair market value upon any termination of his employment as an officer of ElderTrust.

         For a description of other transactions involving ElderTrust and its trustees, see "Compensation Committee Interlocks and Insider Participation."

                         SECURITIES OWNED BY MANAGEMENT

         The following table sets forth certain information with respect to beneficial ownership of ElderTrust common shares, including common shares that may be issued in exchange for units of limited partnership of the Operating Partnership presented for redemption and upon exercise of options exercisable within 60 days, for each trustee and executive officer of ElderTrust and all trustees and executive officers as a group. The information is as of March 17, 2000. Except as indicated below, each person has sole voting and investment power.

                                                               Units of
                                                                Limited
                                                              Partnership                              Percent of
                                             Number of           of the         Common                    All
                                              Common           Operating         Share                   Common
        Name of Beneficial Owner              Shares          Partnership       Options       Total      Shares
        ------------------------             ---------        -----------       -------       -----    ----------
Michael R. Walker (1)                         150,500           318,975        100,000       569,475       7.6%
D. Lee McCreary, Jr.                           33,703            12,000         54,306       100,009       1.3
Rodman W. Moorhead, III                        37,500                 -          5,625        43,125         *
John G. Foos                                    1,500                 -              -         1,500         *
John H. Haas                                        -                 -              -             -         -
All trustees and executive officers as
    a group (5 persons)                       223,203           330,975        159,931       714,109       9.4

-------------------------
* Less than one percent.
(1) See "Principal Holders of Voting Securities."

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

         The following table sets forth information as of March 17, 2000 with respect to the ownership of ElderTrust common shares by each person believed by management to be the beneficial owner of more than five percent of ElderTrust's outstanding common shares. The information is based on the most recent Schedule 13D filed with the SEC on behalf of such persons or other information made available to ElderTrust. Except as otherwise indicated, the reporting persons have stated that they possess sole voting and sole dispositive power over the entire number of shares reported.

Name and Address of           Amount and Nature of         Percent of Common
Beneficial Owner              Beneficial Ownership        Shares Outstanding
----------------              --------------------        ------------------

Michael R. Walker (1)               569,475                           7.6%
c/o ElderTrust
101 East State Street
Kennett Square, PA  19438

Edward B. Romanov, Jr.              489,350                           6.8%
Centennial Barn
26 Cafferty Road
Pipersville, PA  18947

----------------------
(1)  See "Securities Owned by Management."

(2) Includes 370,600 common shares and 118,750 units of limited partnership of the Operating Partnership, which are redeemable on a one-for-one basis into common shares of ElderTrust at Mr. Romanov's election at any time on or prior to January 29, 2001 and thereafter for cash or, at the election of ElderTrust, ElderTrust common shares. The voting of these securities is subject to certain restrictions. See "Romanov Separation Agreement and Release."


                         INDEPENDENT PUBLIC ACCOUNTANTS

         The board of trustees has appointed KPMG LLP to act as the Company's independent public accountants for 2000. Representatives of KPMG LLP will be present at the annual meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                  DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

         Proposals of shareholders intended to be presented at the 2001 annual meeting must be received by ElderTrust no later than December 29, 2000 pursuant to the proxy soliciting rules of the SEC in order to be considered for inclusion in ElderTrust's proxy statement and form of proxy relating to the 2001 annual meeting. Nothing in this paragraph shall be deemed to require ElderTrust to include in its proxy statement and proxy relating to the 2001 annual meeting any shareholder proposal which may be omitted from its proxy materials pursuant to applicable regulations of the SEC in effect at the time such proposal is received.

         Pursuant to ElderTrust's bylaws, any shareholder who intends to present a proposal for action at the 2001 annual meeting also must delivered notice to the principal executive offices of ElderTrust not later than the close of business on March 26, 2001 nor earlier than the close of business on February 22, 2001; however, if the date of the 2001 annual meeting is advanced by more than 30 days or delayed by more than 60 days from May 23, 2001, notice by the shareholder to be timely must be delivered not earlier than the close of business on the 90th day prior to the 2001 annual meeting and not later than the close of business on the later of the 60th day prior to the 2001 annual meeting or the tenth day following the day on which public announcement of the date of the 2001 annual meeting is first made by ElderTrust.

                         OTHER BUSINESS TO BE TRANSACTED

         The board of trustees does not know of any other matters to be presented for action by the shareholders at the annual meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the board of trustees.



                                             By Order of the Board of Trustees


                                             /s/ D. Lee McCreary, Jr.
                                             -----------------------------------
                                             D. Lee McCreary, Jr.
                                             President, Chief Executive
                                             Officer, Chief Financial Officer,
                                             Treasurer and Secretary


Kennett Square, Pennsylvania
April 28, 2000

                                   ELDERTRUST
           101 East State Street, Suite 100, Kennett Square, PA 19348
             PROXY FOR ANNUAL MEETING OF SHAREHOLDERS - MAY 23, 2000
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

     The undersigned shareholder of ElderTrust hereby appoints Michael R. Walker and John H. Haas, and each of them, with full power of substitution, as proxies to cast all votes, as designated below, which the undersigned shareholder is entitled to cast at the 2000 annual meeting of shareholders to be held on May 23, 2000 at 10 a.m., local time, at 101 East State Street, Kennett Square, PA 19348, and at any adjournments, upon the following matters:


                  (Continued and to be signed on reverse side)

THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1 AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF A MAJORITY OF THE BOARD OF TRUSTEES AS TO OTHER MATTERS.



       1.   To elect two trustees each for three-year terms:
            D. Lee McCreary, Jr. and Rodman W. Moorhead, III

       FOR both nominees listed                  WITHHOLD AUTHORITY
       above                                     to vote for both nominees
                                                 listed above
       [ ]                                       [ ]

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)


       2. As determined by a majority of ElderTrust's board of trustees, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments.

       The undersigned shareholder hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement and hereby revokes any proxy or proxies heretofore given. This proxy may be revoked at any time prior to its exercise.

       If you receive more than one proxy card, please date, sign and return all cards in the accompanying envelope.


                                     Date:______________________________________

                                     ___________________________________________

                                     ___________________________________________
                                     (Please date and sign here exactly as name hereon. When signing as attorney, administrator, trustee or guardian, give full title as such; and when stock has been issued in the name of two or more persons, all should sign.)